Press Release

Contact:     Abbe Goldstein                 Christine Weirsky
Investor Relations                Media Relations
(203) 964-3573                    (610) 968-9395

XL Group Ltd Announces Third Quarter 2017 Results
Solid Underlying Performance in a Catastrophe Dominated Quarter

•
Net loss attributable to common shareholders of $1.04 billion, or $4.06 per fully diluted share, for the quarter, compared to net income attributable to common shareholders of $70.6 million, or $0.25 per fully diluted share, in the prior year quarter

•	Operating net loss[1] of $1.03 billion, or $4.00 per fully diluted share, for the quarter, compared to operating net income of $122.5 million, or $0.44 per fully diluted share, in the prior year quarter

•
Natural catastrophe pre-tax losses net of reinsurance, reinstatement and premium adjustments and redeemable non-controlling interest for the quarter of $1.48 billion (58.8 points to the loss ratio), compared to $97.4 million (4.1 points to the loss ratio), in the prior year quarter. The current quarter natural catastrophe losses are largely attributed to hurricanes Harvey, Irma and Maria

•
P&C combined ratio of 146.9% or 89.8% excluding prior year development and natural catastrophe losses for the quarter compared to 93.1% or 91.3% excluding prior year development and natural catastrophe losses in the prior year quarter

•	P&C loss ratio excluding prior year development and natural catastrophe losses of 59.5% for both the current quarter and the prior year quarter

•
Net favorable development was $30.9 million or 1.1 loss ratio points, in the current quarter, compared to net favorable development of $53.6 million, or 2.3 loss ratio points, in the prior year quarter

•	Fully diluted book value per common share of $38.27 at September 30, 2017, a decrease of $3.88, or 9.2%, from fully diluted book value per common share of $42.15 at June 30, 2017

•	Fully diluted tangible book value per common share[2] of $29.70 at September 30, 2017, a decrease of $4.01, or 11.9%, from fully diluted tangible book value per common share of $33.71 at June 30, 2017

•	YTD Annualized ROE1, was (7.5)% for the nine months ended September 30, 2017 and 1.6% , for the nine months ended September 30, 2016.

•
YTD Annualized Operating ROE[1,3] excluding and including AOCI was (8.9)% and (8.1)%, respectively, for the nine months ended September 30, 2017 and 4.2% and 3.8%, respectively, for the nine months ended September 30, 2016. Excluding Catlin-related integration costs these return rates would have been (8.0)% and (7.3)%, respectively, for the nine months ended September 30, 2017 and 6.1% and 5.5%, respectively for the nine months ended September 30, 2016

Hamilton, Bermuda– October 24, 2017 – XL Group Ltd (“XL” or the “Company”) (NYSE: XL) today reported its third quarter 2017 results.
Commenting on the Company’s performance, XL’s Chief Executive Officer Mike McGavick said:

"The natural catastrophes that mark the third quarter bring a unique devastation to those impacted and we continue the important work of helping our clients rebuild in these times of need.

The financial impact of these events was, of course, significant to our financial results in the quarter. At the same time, excluding these events, our underlying results show continued progress as demonstrated by improvement in the ex-cat P&C combined ratio, insurance combined ratio and insurance loss ratio versus the prior year quarter.

As we look at the global re/insurance markets today, with a view that we will see new levels of appropriate sustainable pricing, we believe we are well positioned by  virtue of our diverse portfolio, global relevance and disciplined underwriting.“

Third Quarter Summary
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	(Unaudited)				(Unaudited)
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Net income (loss) attributable to common shareholders	$(1,043,689)	$70,601	$(1,114,290)	N/M	$(589,226)	$136,268	$(725,494)	N/M
Per average common share outstanding-basic	$(4.06)	$0.26	$(4.32)	N/M	$(2.26)	$0.48	$(2.74)	N/M
Per average common share outstanding-fully diluted	$(4.06)	$0.25	$(4.31)	N/M	$(2.26)	$0.48	$(2.74)	N/M
Operating net income (loss)	$(1,028,862)	$122,454	$(1,151,316)	N/M	$(637,639)	$332,289	$(969,928)	N/M
Per average common share outstanding-fully diluted	$(4.00)	$0.44	$(4.44)	N/M	$(2.44)	$1.16	$(3.60)	N/M

•
Net loss attributable to common shareholders of $1,043.7 million, or $4.06 per fully diluted share, and operating net loss of $1,028.9 million, or $4.00 per fully diluted share, for the quarter, compared to net income attributable to common shareholders of $70.6 million, or $0.25 per fully diluted share, and net operating income of $122.5 million, or $0.44 per fully diluted share in the prior year quarter, respectively, both primarily driven by significant catastrophe losses during the quarter.

•
Net investment income for the quarter was $202.8 million, compared to $209.8 million in the prior year quarter. Net investment income for the quarter, excluding the Life Funds Withheld Assets was $172.0 million, compared to $170.8 million in the prior year quarter. This increase was primarily due to higher reinvestment rates in the quarter from active sector rotation and portfolio management activities, slightly offset by negative foreign exchange movements.

•
Net income from affiliates was $62.5 million for the quarter, compared to $24.6 million in the prior year quarter, primarily due to the rebalancing of the investment portfolio, better individual fund results and more benign markets for hedge fund strategies in the current quarter.

•
Operating expenses were 19.5% or $99.1 million favorable compared to the prior year quarter primarily driven by the absence of integration costs during the current quarter compared to $54.5 million in the prior year quarter, a reduction to variable compensation costs resulting from the catastrophe loss impact on Group results and a $7.9 million favorable impact resulting from foreign exchange movement.

•
Income tax benefit of $60.1 million was recognized during the quarter. Effective tax rate on net income of 5.4% for the quarter, compared to 20.1% the prior year quarter. The decrease from the prior year quarter is primarily driven by the impact of the current quarter’s catastrophe losses.

•
Fully diluted book value per common share decreased by $3.88 from the end of the prior quarter to $38.27, driven by significant catastrophe losses. Fully diluted tangible book value per common share also decreased by $4.01 from the end of the prior quarter to $29.70.

•
Share buybacks[4] totaled approximately 2.7 million shares at an average price of $44.00 per share or $120.9 million during the quarter, compared to 6.6 million shares or $221.8 million in the prior year quarter. During the nine months ended September 30th, 2017, share buybacks totaled approximately 13.8 million shares at an average price of $41.36 per share or $571.5 million. At September 30, 2017, $529.1 million of common shares remained available for purchase under our share buyback program.

P&C Operations
(U.S. dollars in thousands)
	Three Months Ended
	September 30, 2017			September 30, 2016
	(Unaudited)			(Unaudited)
	Insurance	Reinsurance	Total P&C	Insurance	Reinsurance	Total P&C
Gross premiums written	$2,311,090	$704,641	$3,015,731	$2,153,379	$565,541	$2,718,920
Net premiums written	$1,660,304	$665,917	$2,326,221	$1,615,132	$518,166	$2,133,298
Net premiums earned	$1,677,189	$940,567	$2,617,756	$1,653,461	$778,216	$2,431,677

Underwriting profit (loss)	$(545,481)	$(681,495)	$(1,226,976)	$61,683	$105,168	$166,851

Loss ratio	102.8%	142.7%	117.2%	64.6%	54.4%	61.3%
Underwriting expense ratio	29.7%	29.8%	29.7%	31.7%	32.1%	31.8%
Combined ratio	132.5%	172.5%	146.9%	96.3%	86.5%	93.1%

	Nine Months Ended
	September 30, 2017			September 30, 2016
	(Unaudited)			(Unaudited)
	Insurance	Reinsurance	Total P&C	Insurance	Reinsurance	Total P&C
Gross premiums written	$7,582,060	$3,609,707	$11,191,767	$7,169,363	$3,439,650	$10,609,013
Net premiums written	$4,910,096	$3,042,326	$7,952,422	$4,899,258	$3,018,246	$7,917,504
Net premiums earned	$4,964,808	$2,686,522	$7,651,330	$4,944,055	$2,367,772	$7,311,827

Underwriting profit (loss)	$(412,113)	$(476,294)	$(888,407)	$179,174	$265,059	$444,233

Loss ratio	77.8%	86.2%	80.8%	64.0%	56.7%	61.6%
Underwriting expense ratio	30.5%	31.5%	30.8%	32.4%	32.1%	32.3%
Combined ratio	108.3%	117.7%	111.6%	96.4%	88.8%	93.9%

•	P&C gross premiums written (“GPW”) in the third quarter increased 10.9% compared to the prior year quarter. Excluding the impact of foreign exchange, GPW increased by 11.5%

•
The Insurance segment GPW increased 7.3% from the prior year quarter driven primarily by growth in International and North America Property lines, Accident & Health, North America Construction and Fine Art & Specie. These increases were partially offset by decreases in North America programs and Excess & Surplus lines. Excluding the impact of foreign exchange, Insurance GPW increased 8.2%.

•
The Reinsurance segment GPW increased by 24.6% from the prior year quarter due to additional new business written in the quarter and reinstatement premiums from the recent catastrophic activity. The increase in new business was primarily from the Casualty line of business predominantly within the Bermuda and EMEA regions. In addition, significant new business was written within the Property Treaty line of business from both the North America and Latin America regions. Excluding the impact of foreign exchange and reinstatement premiums, Reinsurance GPW increased by 6.8%.

•
The P&C loss ratio excluding prior year development and the impact of catastrophe losses in the current quarter was 59.5%, the same as in the prior year quarter. On the same basis, the Insurance segment loss ratio in the current quarter was 61.1% compared to 61.7% in the prior year quarter, while the Reinsurance segment was 56.4% in the current quarter compared to 54.9% in the prior year quarter.

•
The P&C combined ratio excluding prior year development and the impact of catastrophe losses in the current quarter was 89.8%, compared to 91.3% for the prior year quarter. On the same basis, the Insurance segment combined ratio in the current quarter was 90.4%, compared to 93.3% for the prior year quarter, while the Reinsurance segment was 88.6% in the current quarter, compared to 87.1% for the prior year quarter.

•
The P&C prior-year net favorable development resulting from the current quarter was $30.9 million, or 1.1 loss ratio points, compared to net favorable development of $53.6 million, or 2.3 loss ratio points, in the prior year quarter. This reflects favorable development of $8.8 million in the Insurance segment and $22.1 million in the Reinsurance segment. Insurance releases were largely attributable to better than expected attrition loss experience in aerospace.  Reinsurance releases were mainly attributable to the better than expected experience primarily in short tail lines including property catastrophe and specialty lines with a lesser contribution from certain casualty reserve adjustments.

Further details of the results for the quarter may be found in the Company’s Financial Supplement and Earnings Presentation, each of which is dated October 24, 2017 and is available on the Investor Relations section of XL's website at www.xlgroup.com.

A conference call to discuss the Company’s results will be held at 6:00 p.m. Eastern Time on Tuesday, October 24, 2017. The conference call can be accessed through a dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL's website from approximately 9:00 p.m. Eastern Time on October 24, 2017, through midnight Eastern Time on November 23, 2017. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on October 24, 2017, until midnight Eastern Time on November 23, 2017, by dialing (402) 344-6812 or (800) 489-7581. The following passcode will be required: 102617

About XL Group Ltd

XL Group Ltd (NYSE: XL), through its subsidiaries and under the "XL Catlin" brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) the continuation of downward trends in rates for property and casualty insurance and reinsurance; (b) changes in the size of our claims relating to unpredictable natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date, and in particular our loss estimates and industry loss estimates relating hurricanes Harvey, Irma and Maria, given the complexities and nature of these particular events, including the magnitude, proximity and recent occurrence of these events, limited claims data received to date, the likelihood of longer development periods associated with the specific characteristics of these events and the geographic and infrastructure limitations related to the areas impacted, among other matters; (c) changes in the number of insureds and ceding companies impacted or the ultimate number and value of individual claims relating to natural catastrophe events due to the preliminary nature of reports and estimates of loss and damage to date; (d) changes in the amount or type of business that we write, whether due to our actions, changes in market conditions or other factors, and the amount of premium attributable to such business; (e) the availability, cost or quality of ceded reinsurance, and the timely and full recoverability of such reinsurance, or other amounts due to us, or changes to our projections related to such recoverables; (f) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than we anticipated; (g) increased competition on the basis of pricing, capacity, coverage terms or other factors, such as the increased inflow of third party capital into reinsurance markets, which could harm our ability to maintain or increase business volumes or profitability; (h) greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; (i) the impact of changes in the global financial markets, such as the effects of inflation on our business, including on pricing and reserving, changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of our investments, future financing activities and access to such markets, our ability to pay claims or general financial condition; (j) our ability to successfully implement our business strategy; (k) our ability to successfully attract and raise additional third party capital for existing or new investment vehicles; (l) changes in credit ratings and rating agency policies or practices, which could trigger cancelation provisions in our assumed reinsurance agreements or impact the availability of our credit facilities; (m) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of our financial instruments that could result in changes to investment valuations; (n) changes to our assessment as to whether it is more likely than not that we will be required to sell, or have the intent to sell, available-for-sale fixed maturity securities before their anticipated recovery; (o) unanticipated constraints on our liquidity, including the availability of borrowings and letters of credit under credit facilities that inhibit our ability to support our operations, including our ability to underwrite policies and pay claims; (p) the ability of our subsidiaries to pay dividends to XL Group Ltd, XLIT Ltd. and Catlin Insurance Company Ltd; (q) changes in regulators or regulations applicable to us, including as a result of the completion of our redomestication from Ireland to Bermuda, such as changes in regulatory capital balances that our operating subsidiaries must maintain, or to our brokers or customers; (r) the effects of business disruption, economic contraction or economic sanctions due to unpredictable global political and social conditions such as war, terrorism or other hostilities, or pandemics; (s) the actual amount of new and renewal business and acceptance of our products and services, including new products and services and the materialization of risks related to such products and services; (t) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (u) bankruptcies or other financial concerns of companies insofar as they affect P&C insurance and reinsurance coverages or claims that we may have as a counterparty; (v) the loss of key personnel; (w) the effects of mergers, acquisitions and divestitures, including our ability to modify our internal control over financial reporting, changes to our risk appetite and our ability to realize the value or benefits expected, in each case, as a result of such transactions; (x) the economic, political, monetary and operational impacts of the "Brexit" referendum held on June 23, 2016 in which the U.K. electorate voted to withdraw from the European Union ("E.U."), including unanticipated costs or complications associated with our decision to redomesticate XL Insurance Company SE from the U.K. to Ireland, or the possibility that this redomestication or other Brexit-related decisions do not have the results anticipated;(y) changes in general economic, political or monetary conditions, including new or continued sovereign debt concerns in Euro-Zone countries or emerging markets such as Brazil or China, or governmental actions for the purposes of stabilizing financial markets; (z) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (aa) judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms; (bb) the effects of climate change (such as changes to weather patterns, sea levels or temperatures) on our business, which our modeling or risk management practices may not adequately address due to the uncertain nature of climate change; and (cc) the other factors set forth in our reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly any forward looking statement, whether as a result of new information, future developments or otherwise.
XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

_______________________

1Operating net income (loss) is defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (as defined in Footnote 5 below), (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for our insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin Acquisition, (9) our gain on the sale of our interest in ARX Holding Corp., (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of the U.S. Term Life Retro Arrangements, (12) our net (gains) losses on the early extinguishment of debt, (13) our net (gains) losses from the repurchase of preference shares, and (14) a provision (benefit) for income tax on items excluded from operating income. “Operating net income”, “annualized operating return on average common shareholders' equity including and excluding average AOCI, both inclusive and exclusive of integration costs" are non-GAAP financial measures. See the schedule entitled “Reconciliation of Non-GAAP Financial Measures” on pages [11] and [12] of this press release for a reconciliation of net income (loss) attributable to common shareholders to “operating net income” and the calculation of “annualized operating return on average common shareholders' equity including and excluding average AOCI, both inclusive and exclusive of integration costs", which are based on operating net income.
2Fully diluted tangible book value per common share is a non-GAAP financial measure. See page [12] of this press release for a reconciliation of fully diluted tangible book value per common share to fully diluted book value per common share.
3Common shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.
4Share buybacks include the related commission expense paid to brokers and purchases associated with settling employee withholding taxes incurred in connection with the vesting of share-based compensation awards. These items are excluded from the calculation of the remaining amount available for purchase under our share buyback program.
5 On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”) (on June 9, 2016, XLIB and XL Re Ltd amalgamated to form XL Bermuda Ltd), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "GreyCastle Life Retro Arrangements"). The designated investments that support the GreyCastle Life Retro Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Net income attributable to common shareholders excluding the contribution from the GreyCastle Life Retro Arrangements is a non-GAAP measure. See the schedule entitled “Reconciliation of Non-GAAP Financial Measures” on pages [11] and [12] of this press release for a reconciliation of net income (loss) attributable to common shareholders to net income (loss) attributable to common shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements. During 2015, we entered into another reinsurance agreement (the "U.S. Term Life Retro Arrangements") ceding the vast majority of the remaining life reinsurance business.

XL Group Ltd
Unaudited Consolidated Statements Of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2017	2016	2017	2016
		(Note 1)		(Note 1)
Revenues:
Net premiums earned	$2,620,902	$2,434,037	$7,660,610	$7,320,859
Net investment income:
Net investment income - excluding Life Funds Withheld Assets	171,983	170,834	516,386	511,402
Net investment income - Life Funds Withheld Assets	30,796	38,937	95,599	119,643
Total net investment income	$202,779	$209,771	$611,985	$631,045
Total net realized gains (losses) on investments and unrealized gains (losses) on investments, trading securities	43,274	143,676	137,188	341,043
Net realized and unrealized gains (losses) on derivative instruments	(20,434)	5,490	(28,409)	2,774
Net realized and unrealized gains (losses) on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	(31,662)	(225,610)	(116,359)	(691,432)
Net income (loss) from investment affiliates	57,656	12,156	126,735	20,756
Fee income and other	11,469	8,600	35,355	27,724
Total revenues	$2,883,984	$2,588,120	$8,427,105	$7,652,769
Expenses:
Net losses and loss expenses incurred	$3,066,723	$1,491,803	$6,179,262	$4,506,674
Claims and policy benefits	10,592	5,875	25,478	16,294
Acquisition costs	445,685	403,888	1,315,138	1,227,675
Operating expenses	409,356	508,458	1,350,172	1,546,360
Foreign exchange (gains) losses	55,017	(1,695)	46,038	(54,614)
Loss (gain) on sale of subsidiary	—	(3,670)	—	(3,670)
(Gain) loss on the early extinguishment of debt	1,582	—	1,582	—
Interest expense	33,919	49,445	138,648	157,486
Total expenses	$4,022,874	$2,454,104	$9,056,318	$7,396,205
Income (loss) before income tax and income (loss) from operating affiliates	$(1,138,890)	$134,016	$(629,213)	$256,564
Income (loss) from operating affiliates	4,872	12,410	61,185	46,478
Provision (benefit) for income tax	(60,132)	17,749	(18,034)	42,511
Net income (loss)	$(1,073,886)	$128,677	$(549,994)	$260,531
Non-controlling interests	(30,197)	58,076	39,232	124,263
Net income (loss) attributable to common shareholders	$(1,043,689)	$70,601	$(589,226)	$136,268

XL Group Ltd
Key Financial Data

Selected balance sheet and other data:
(U.S. dollars in thousands except share and per share amounts)	At	At
	September 30, 2017	December 31, 2016
	(Unaudited)	(Note 1)
Total investments available for sale	$33,023,505	$31,919,126
Cash and cash equivalents	3,030,088	3,426,988
Investments in affiliates	2,100,378	2,177,645
Unpaid losses and loss expenses recoverable	6,962,787	5,491,297
Goodwill and other intangible assets	2,227,014	2,203,653
Total assets	63,790,208	58,434,102

Unpaid losses and loss expenses	29,988,337	25,939,571
Deposit liabilities	1,030,290	1,116,233
Future policy benefit reserves	3,656,859	3,506,047
Funds withheld liability on GreyCastle Life Retro Arrangements, net of future policy benefit reserves recoverable (Note 2)	920,571	998,968
Unearned premiums	8,344,536	7,293,028
Notes payable and debt	3,210,063	2,647,677

Total shareholders’ equity	11,528,510	12,960,679
Common shareholders' equity	9,939,847	10,938,512
Common shares outstanding (Note 3)	255,980,636	266,927,220

Basic book value per common share	$38.83	$40.98
Fully diluted book value per common share	$38.27	$40.33
Fully diluted tangible book value per common share (Note 4)	$29.70	$32.21

Note 1: Certain items have been reclassified to conform to the current period presentation.
Note 2: On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”) (on June 9, 2016, XLIB and XL Re Ltd amalgamated to form XL Bermuda Ltd), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "GreyCastle Life Retro Arrangements"). The designated investments that support the GreyCastle Life Retro Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Net income attributable to common shareholders excluding the contribution from the GreyCastle Life Retro Arrangements is a non-GAAP measure. See the schedule entitled “Reconciliation of Non-GAAP Financial Measures” on pages [11] and [12] of this press release for a reconciliation of net income (loss) attributable to common shareholders to net income (loss) attributable to common shareholders excluding the Contribution from the GreyCastle Life Retro Arrangements. During 2015, we entered into another reinsurance agreement (the "U.S. Term Life Retro Arrangements") ceding the vast majority of the remaining life reinsurance business.

Note 3: Common shares outstanding include all common shares issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.
Note 4: Fully diluted tangible book value per common share is a non-GAAP financial measure. See page [12] of this press release for a reconciliation of fully diluted tangible book value per common share to fully diluted book value per common share.

XL Group Ltd
Reconciliation of Non-GAAP Financial Measures

The following is a reconciliation of XL’s net income (loss) attributable to common shareholders to operating net income (loss) and also includes the calculation of annualized return on average common shareholders’ equity including and excluding average AOCI, both inclusive and exclusive of integration costs and based on operating net income (loss) for the three and nine months ended September 30, 2017 and 2016. (Notes 3 and 5)

(U.S. dollars in thousands except share and per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
		(Note 1)		(Note 1)
	2017	2016	2017	2016
Net income (loss) attributable to common shareholders	$(1,043,689)	$70,601	$(589,226)	$136,268
Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	31,662	225,610	116,359	691,432
Net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets	(11,548)	(85,281)	(52,075)	(271,596)
Net investment income - Life Funds Withheld Assets	(30,796)	(38,937)	(95,599)	(119,643)
Foreign exchange revaluation (gains) losses on and other income and expense items related to Life Funds Withheld Assets	(8,543)	(1,535)	(26,711)	(5,729)
Net income (loss) attributable to common shareholders excluding Contribution from GreyCastle Life Retro Arrangements (Note 2)	$(1,062,914)	$170,458	$(647,252)	$430,732
Net realized (gains) losses and OTTI on investments - excluding Life Funds Withheld Assets	(31,726)	(58,395)	(85,113)	(69,447)
Net realized and unrealized (gains) losses on derivatives	20,434	(5,490)	28,409	(2,774)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates	(89)	—	(2,025)	2,231
Exchange (gains) losses excluding Life Funds Withheld Assets	63,560	(160)	72,749	(48,885)
Loss (gain) on sale of subsidiary	—	(3,670)	—	(3,670)
(Gain) loss from the early extinguishment of debt	1,582	—	1,582	—
(Gain) loss from repurchase of preference shares	(14,290)	—	(14,290)	—
Provision (benefit) for income tax on items excluded from operating income	(5,419)	19,711	8,301	24,102
Operating net income (loss) (Note 3)	$(1,028,862)	$122,454	$(637,639)	$332,289
Integration costs	—	54,462	73,067	161,566
Provision (benefit) for income tax on integration costs	—	(4,630)	(7,745)	(13,738)
Operating net income (loss) (excluding integration costs)	$(1,028,862)	$172,286	$(572,317)	$480,117
Per common share results:
Net income (loss) attributable to common shareholders	$(4.06)	$0.25	$(2.26)	$0.48
Operating net income (loss) (Note 3)	$(4.00)	$0.44	$(2.44)	$1.16
Weighted average common shares outstanding:
Basic	257,022,141	273,659,957	261,202,516	282,441,805
Diluted (Note 4)	261,298,363	277,094,453	265,266,184	286,125,400
Return on common shareholders' equity:
Opening common shareholders' equity attributable to XL Group Ltd	$11,080,553	$11,685,188	$10,938,512	$11,677,079
Closing common shareholders' equity attributable to XL Group Ltd	$9,939,847	$11,612,166	$9,939,847	$11,612,166
Average common shareholders' equity attributable to XL Group Ltd for the period	$10,510,200	$11,648,677	$10,439,180	$11,644,623
Opening AOCI	$921,166	$1,408,587	$715,546	$686,616
Closing AOCI	$968,928	$1,519,805	$968,928	$1,519,805
Average AOCI for the period	$945,047	$1,464,196	$842,237	$1,103,211

Average common shareholders' equity attributable to XL Group Ltd excluding average AOCI	$9,565,153	$10,184,481	$9,596,943	$10,541,413
Annualized net income (loss)	$(4,174,756)	$282,404	$(785,635)	$181,691
Annualized operating net income (loss) (Note 3)	$(4,115,448)	$489,816	$(850,185)	$443,052
Annualized operating net income (loss) (excluding integration costs) (Note 3 and 5)	$(4,115,448)	$689,143	$(763,089)	$640,156
Annualized return on average common shareholders' equity	(39.7)%	2.4%	(7.5)%	1.6%
Annualized operating return on average common shareholders' equity (Note 3)	(39.2)%	4.2%	(8.1)%	3.8%
Annualized operating return on average common shareholders' equity excluding average AOCI (Note 3)	(43.0)%	4.8%	(8.9)%	4.2%
Annualized operating return on average common shareholders' equity excluding integration costs (Notes 3 and 5)	(39.2)%	5.8%	(7.3)%	5.5%
Annualized operating return on average common shareholders' equity excluding integration costs and AOCI (Notes 3 and 5)	(43.0)%	6.8%	(8.0)%	6.1%

Book value per common share:	September 30, 2017	June 30, 2017	September 30, 2017	December 31, 2016
Closing common shares outstanding - basic	255,980,636	258,489,379	255,980,636	266,927,220
Closing common shares outstanding - diluted	259,717,348	262,858,782	259,717,348	271,224,790
Book value per common share	$38.83	$42.87	$38.83	$40.98
Fully diluted book value per common share	$38.27	$42.15	$38.27	$40.33
Goodwill and other intangible assets	$2,227,014	$2,219,390	$2,227,014	$2,203,653
Tangible book value	$7,712,833	$8,861,163	$7,712,833	$8,734,859
Fully diluted tangible book value per common share	$29.70	$33.71	$29.70	$32.21

Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are reflected within "Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets" in the reconciliation above.
Note 3: Defined as net income (loss) attributable to common shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for our insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin Acquisition, (9) our gain on the sale of our interest in ARX Holding Corp., (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of the U.S. Term Life Retro Arrangements, (12) our net (gains) losses on the early extinguishment of debt, (13) our net (gains) losses from the repurchase of preference shares, and (14) a provision (benefit) for income tax on items excluded from operating income. We believe that showing "operating net income (loss)", "annualized operating return on average common shareholders' equity including and excluding average AOCI, both inclusive and exclusive of integration costs" enables investors and other users of our financial information to analyze our performance in a manner similar to how we analyze our performance. In this regard, we believe that providing only a GAAP presentation of net income (loss) would make it more difficult for users of our financial information to evaluate our underlying business. We also believe that equity analysts and certain rating agencies that follow us (and the insurance industry as a whole) exclude these items from their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis. A reconciliation of our net income (loss) attributable to common shareholders to operating net income (loss) is provided above.
Note 4: Diluted weighted average number of common shares outstanding is used to calculate per share data except when it is anti-dilutive to earnings per share or when there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average common shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.
Note 5: Integration costs related to the Catlin Acquisition were completed in the second quarter of 2017.

Comment on Regulation G

XL presents its operations in ways it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to common shareholders excluding:(1) our net investment income - Life Funds Withheld Assets, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for our insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, (8) our expenses related to the Catlin Acquisition, (9) our gain on the sale of our interest in ARX Holding Corp., (10) our gain on the sale of our wholly-owned subsidiary XL Life Insurance and Annuity Company and the partial sale of our holdings in New Ocean Capital Management, (11) our loss on the inception of the U.S. Term Life Retro Arrangements, (12) our net (gains) losses on the early extinguishment of debt, (13) our net (gains) losses from the repurchase of preference shares, and (14) a provision (benefit) for income tax on items excluded from operating income; (ii) annualized return on average common shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”) including and excluding average AOCI, both inclusive and exclusive of integration costs"; and (iii) Fully diluted tangible book value per common share  (common shareholders’ equity excluding goodwill and intangible assets divided by the number of shares outstanding at the period end date combined with the dilutive impact of potential future share issues at any period end). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release on pages [11] and [12].

Although the investment of premiums to generate income (or loss) and realize capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be recognized as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the operational sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives include all derivatives entered into by XL other than certain credit derivatives and the life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts), as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income - Life Funds Withheld Assets, and net realized (gains) losses on the life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, have been excluded because, as a result of the GreyCastle Life Retro Arrangement, XL no longer shares in the risks and rewards of the underlying performance of the Life Funds Withheld Assets that support these retrocession arrangements.  The returns on the Life Funds Withheld Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these GreyCastle Life Retro Arrangements are not relevant to XL’s underlying business performance.

Foreign exchange (gains) losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) would make it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period other than a fiscal year when actual operating income is used by the average of the opening and closing common shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE including and excluding average AOCI, both inclusive and exclusive of integration costs, are additional measures of Company profitability. The most significant component of this exclusion is the mark to market fluctuations on XL’s investment portfolio that have not been realized through sales, and/or distortions to XL’s performance from integration costs related to the acquisition of Catlin.  By providing these additional measures, users of our financial statements have the ability to include or exclude these items when considering our performance either on a standalone basis or for purposes of peer performance comparison.

XL believes that fully diluted tangible book value per common share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.